A.M. CASTLE & CO. - 8-K

Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this “Supplemental Indenture”) is made and entered into as of this 8th day of December, 2016, by and among A.M. Castle & Co., a Maryland corporation (the “Company”), the Guarantors party thereto (as defined in the Indenture (as defined below)) and U.S. Bank National Association, as trustee under the Indenture (the “Trustee”).

RECITALS

A.          WHEREAS, the Company, the Guarantors and the Trustee entered into that certain Indenture dated as of February 8, 2016, as amended by that First Supplemental Indenture dated as of May 16, 2016 and that Second Supplemental Indenture dated as of June 9, 2016 (collectively, the “Indenture”), governing the 12.75% Senior Secured Notes due 2018 (the “Notes”) issued by the Company to the Holders.

B.          WHEREAS, Section 9.02 of the Indenture provides that, other than certain amendments or waivers as provided therein, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and eligible to vote thereon in compliance with Section 2.09 of the Indenture (collectively, the “Requisite Consent”).

C.          WHEREAS, the Company desires and has requested the Trustee to join it and the Guarantors in entering into this Supplemental Indenture for the purposes of amending certain provisions of the Indenture and the Notes as permitted by Section 9.02 of the Indenture.

D.          WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate or other action, as applicable, on the part of each of the Company and the Guarantors, and the Company has obtained the Requisite Consent to the amendments set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

AGREEMENT

1.          Definitions. Unless otherwise defined herein, all capitalized terms used herein have the meanings given to them in the Indenture.

2.          Amendments to the Indenture. Effective upon the date hereof, with respect to all outstanding Notes, the following provisions of the Indenture are hereby amended as follows:

(a)        The following clause (12) is hereby added to the end of the definition of “Asset Sale” in Section 1.01 of the Indenture:

“(12) the sale of substantially all the assets of Total Plastics, Inc. pursuant to that certain Asset Purchase Agreement, dated March 11, 2016, by and between Total Plastics, Inc. and Total Plastics Resources LLC.”

(b)        The cross-reference to the definition of “Senior Credit Facility Availability Blocker Amount” – Section 3.09” listed in the table contained in Section 1.02 of the Indenture is deleted in its entirety.

(c)        The last two sentences of Section 3.09(a) of the Indenture are hereby deleted in their entirety.

(d)       The reference to “up to the Senior Credit Facility Designated Paydown Amount” in subclause (ii) of the second sentence of Section 3.09(c) of the Indenture is hereby deleted in its entirety.

(e)        Subclause (a) of Section 4.09(b)(1) of the Indenture is hereby deleted and replaced in its entirety with the following: “(a) the greater of (x) $112.0 million and (y) an amount equal to 35% of the Borrowing Base as of the date of such incurrence over”.

3.          New Collateral and Guarantors. The Company and the Guarantors have entered into a Senior Credit Facility with, among others, Cantor Fitzgerald Securities, in its capacity as Senior Credit Facility Agent, dated as of December 8, 2016 (the “Refinancing First Lien Facilities”). The Refinancing First Lien Facilities require the inclusion of certain Foreign Restricted Subsidiaries as guarantors under the Refinancing First Lien Facilities and that such new foreign guarantors will grant and perfect a security interest in substantially all of such foreign guarantors’ assets. Upon the inclusion of such Foreign Restricted Subsidiaries as guarantors and the granting and perfecting of such security interests to the Senior Credit Facility Agent under the Refinancing First Lien Facilities, the Company agrees to cause the inclusion of such Foreign Restricted Subsidiaries as Guarantors under the Indenture and the entry into, and granting and perfecting of such security interests in the assets of the Guarantors pursuant to, the Collateral Documents in favor of the Collateral Agent for the benefit of the secured parties named therein. In the event that any such Foreign Restricted Subsidiary that became a Guarantor ceases to guarantee the Refinancing First Lien Facilities, then such Guarantor will be released and relieved of any obligations under its Note Guarantee and the assets of such Guarantor shall be released from the security interest created by the Collateral Documents.

4.          Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

5.          Rights of Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, including its right to be compensated, reimbursed and indemnified, whether or not elsewhere herein so provided. The Trustee makes no representations and shall not be responsible in any manner whatsoever as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, or with respect to the consents of the Holders or any documents used in the solicitations of such consents, all of which recitals are made solely by the Company and the Guarantors.

6.          Reference to Indenture. On and after the date hereof, each reference in the Indenture, and in all other agreements, documents, certificates, exhibits and instruments executed pursuant thereto, to “the Indenture,” “hereunder,” “hereof,” “herein” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as amended by this Supplemental Indenture.

7.          Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.          Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law provisions.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Indenture to be executed by its duly authorized officers as of the date first written above.

A.M. CASTLE & CO.

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Chief Financial Officer

Signature Page to Third Supplemental Indenture

TOTAL PLASTICS, INC.

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President and Treasurer

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

Signature Page to Third Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Signature Page to Third Supplemental Indenture